Exhibit 99.1
FOR IMMEDIATE RELEASE
BLUE NILE NAMES ROBIN EASTON AS
NEW CHIEF FINANCIAL OFFICER
SEATTLE, AUGUST 28, 2007 — Blue Nile, Inc. (NASDAQ: NILE) today announced that Robin Easton will join the Company as Chief Financial Officer, beginning on September 10, 2007. Easton, who brings with him extensive corporate finance and treasury experience, will have responsibility for the Company’s financial operations.
“We are delighted to welcome Robin to Blue Nile,” said Diane Irvine, who has served as Blue Nile’s CFO since 1999. “Robin’s leadership skills and depth of finance experience will be tremendous assets to the Company as we continue to grow our business both domestically and internationally,” said Irvine. Following Easton’s arrival, Irvine will fully transition to her new role as President.
“I am excited about joining a Company that is the market leader and has great opportunities for future growth. I look forward to working with the Blue Nile team and contributing to the Company’s continued growth and success,” said Easton.
Easton joins Blue Nile from PACCAR Inc, a Fortune 500 company, where he is Treasurer. Easton is responsible for PACCAR’s global treasury operations, capital structuring, risk management and investor relations. Easton previously served as Director of Global Treasury Operations at Applied Materials, Inc., the global leader in nanomanufacturing technology solutions. Easton also previously served as Vice President and Global Treasury Services Consultant at Bank of America in London and as Regional Treasurer for Asia Pacific at Inchcape PLC, a global automotive retailer, in Singapore.
Easton holds an M.B.A. in Finance from Cass Business School at City University in London and a B.S. in Management Science from the London School of Economics and Political Science.
About Blue Nile, Inc.
Founded in 1999, Blue Nile is the leading online retailer of diamonds and fine jewelry. It has built a well respected brand by providing consumers with a better way to buy diamonds and fine jewelry. Blue Nile has established some of the highest quality standards in the industry and provides consumers with in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Blue Nile websites showcase thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Nancy Shipp, (Investors) 206.388.3136
nancys@bluenile.com
or
John Baird, (Media) 206.336.6755
johnb@bluenile.com